EXHIBIT 99.1

To:	Research Analysts Covering j2 Global Communications
From:	Scott Jarus and R. Scott Turicchi
j2 Global Communications, Inc.
Date:	March 29, 2005
Subject:	Federal Universal Service Fund

Gentlemen,

Today, a research analyst reported that the Congressional Budget Office (“CBO”) had issued a report regarding various alternative methods to generate additional revenues for the federal Universal Service Fund ("USF").

The CBO report details four different proposals which may be considered by Congress, should they decide to act on a new funding methodology for the USF. One of these proposals would assess a fixed monthly charge of $1.00 for every U.S. telephone number, while other proposals would re-allocate the burden of funding the USF to other channels and means.

These proposals have been circulating around Washington, DC and within the telecommunications industry for at least three years as the Federal Communications Commission ("FCC") has discussed changes to USF funding, and it remains unclear when any such proposal would be put in place. This topic has been disclosed in our past three annual reports on Form 10-K as a potential risk factor, and management has publicly addressed the topic during several public forums. The $1.00 tax, which the Company believes is the least palatable for the consumer of the four proposals, could potentially have a material impact on j2 Global's cost structure if the Company did not alter a portion of its business strategy. However, j2 Global has been vigorously lobbying against this proposal in defense of our “free” customers, and would likely take the following actions in response to such a tax, if it were enacted.

•
As we have done at the FCC, j2 Global will continue to lobby vigorously at both the FCC and Congress against any fixed fee (tax) per telephone line proposal. This would likely leverage the collective political voices of our more than 8 million “free” subscribers.

•
If such a proposal were to be enacted, and j2 Global were to make USF payments to our underlying service providers, the Company would most likely either (a) discontinue its “free” service in the U.S., which would result in a monetization of its “free” customers who would be encouraged to become paying subscribers; and/or (b) create a “pass-through subscription” to the “free” subscriber. In either case, j2 Global would establish direct billing relationships with its “free” customers, which is one of the primary barriers to converting “free” customers to paid subscribers.

•
For our existing paid subscribers, it is likely that the Company would pass through any tax to these customers just as telephone companies currently do with the various other taxes and surcharges assessed on telecommunications services.

Significantly, j2 Global has expanded its marketing programs over the past three years, and, as a result, the “free-to-paid” process has become only one of several methods by which the Company obtains paying customers. Relatively, it is not as prominent a source of gross paying subscriber additions today as it once was. There are now other significant contributors, such as the small business channel (www.efaxcorporate.com), the enterprise direct-sales channel and more recently the international channel (which also includes a “free” offering). Having studied this issue for the past three years, we believe it is even possible for such a tax to have a positive impact on j2 Global by monetizing our “free” base of customers and creating an additional barrier-to-entry in our market.

We do not believe that such a tax will have a material financial impact on the future prospects of j2 Global. We will continue to monitor the progress of the USF funding alternatives and will lobby vigorously against any proposal that would impose a regressive tax on the consumers of our service and cause us to alter a portion of our business strategy. Again, please keep in mind, this is only one of only four proposals which may be considered by Congress, it has not yet been debated and it certainly has not been enacted.

If you have any further questions, please feel free to call or email us at investor@j2global.com.

Regards,

Scott Jarus	R. Scott Turicchi
President	Chief Financial Officer